As filed with the Securities and Exchange Commission on March 11, 2026

Registration No. 333-196108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

TO

FORM S-11

on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNL HEALTHCARE PROPERTIES, INC.

(SSL Sparti Property Holdings Inc., as successor by merger to CNL Healthcare Properties, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	41-2856474
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14755 Preston Road

Suite 810

Dallas, Texas 75254

Telephone:

(972) 770-5600

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Tabitha Bailey

Secretary and Vice President

SSL Sparti Property Holdings Inc., as successor by merger to CNL Healthcare Properties, Inc.

14755 Preston Road

Suite 810

Dallas, Texas 75254

Telephone: (972) 770-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip Richter

Erica Jaffe

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment No. 5 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-11 on Form S-3 (File No. 333-196108) (as amended, the “Registration Statement”) originally filed with the Securities and Exchange Commission by CNL Healthcare Properties, Inc., a Delaware corporation (the “Company”), on May 20, 2014, pertaining to the registration of $1,000,000,000 in shares of its common stock, of which 95% of the shares were for its primary offering and 5% of the shares were issuable under its distribution reinvestment plan. The Company’s primary offering of shares on this Registration Statement terminated on September 30, 2015, and the Company subsequently filed a post-effective amendment thereto to deregister all unsold shares of its common stock registered on this Registration Statement, except for 20,000,000 of the shares issuable under its distribution reinvestment plan, which it continued to offer from time to time.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 4, 2025, between the Company, Sonida Senior Living, Inc., a Delaware corporation (“Parent” or “Sonida Senior Living”), CHP Merger Corp., a Maryland corporation and a wholly-owned subsidiary of the Company (“CNL Merger Sub”), SSL Sparti LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“HoldCo”), and SSL Sparti Property Holdings Inc., a Maryland corporation, and a wholly-owned subsidiary of HoldCo and an indirect wholly-owned subsidiary of Parent (“SNDA Merger Sub”), (i) on March 10, 2026, (a) the Company sold to SNDA Merger Sub equity interests in certain subsidiaries of the Company (the “Equity Purchase”) in exchange for shares of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”), (b) CNL Merger Sub merged with and into the Company, with the Company continuing as the surviving entity (the “First Merger”), and (c) the Company adopted a plan of liquidation (the “Plan of Liquidation”), substantially concurrently with the effective time of the First Merger, and (ii) on the following day, the Company merged with and into SNDA Merger Sub (the “Second Merger”), with SNDA Merger Sub surviving as a wholly-owned subsidiary of Parent after the Second Merger (collectively, the “Transactions”).

As a result of the Transactions, the Company is terminating the offering of its securities pursuant to the Registration Statement by filing this Post-Effective Amendment. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Company’s securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any securities registered under the Registration Statement which remain unsold as of the date of this Post-Effective Amendment, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the termination of the effectiveness of the Registration Statement. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

The foregoing description of the Transactions, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 5, 2025.

Pursuant to Rule 464(a) promulgated under the Securities Act of 1933, as amended, this Amendment No. 5 shall become effective upon it being filed with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 11, 2026.

SSL Sparti Property Holdings Inc., as successor by merger to CNL Healthcare Properties, Inc. (Registrant)

By:	/s/ Brandon M. Ribar
Brandon M. Ribar
Chief Executive Officer and President

No other person is required to sign this Post-Effective Amendment No. 5 to the Registration Statement in reliance upon Rule 478 of the Securities Act.